EXHIBIT 99.1

ePlus Reports First Quarter Fiscal Year 2025 Financial Results

First Quarter Fiscal Year 2025

•	Net sales decreased 5.2% to $544.5 million from last year’s first quarter; technology business net sales decreased 5.3% to $535.5 million; services revenues increased 15.8% to $78.2 million.
•	Technology business gross billings decreased 1.0% to $833.7 million.
•	Consolidated gross profit decreased 5.5% to $134.5 million.
•	Consolidated gross margin was 24.7% as compared to last year’s 24.8%.
•	Net earnings decreased 19.2% to $27.3 million.
•	Adjusted EBITDA decreased 19.9% to $43.1 million.
•	Diluted net earnings per common share decreased 19.7% to $1.02 and non-GAAP diluted net earnings per common share decreased 19.9% to $1.13.

HERNDON, VA – August 6, 2024 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months ended June 30, 2024, the first quarter of its 2025 fiscal year.

Management Comment

“We continued to see strong growth in security and services overall with our managed services up 28%.  For many years we have been building strong services and recurring revenue streams, in part to offset headwinds created by the increase in netted down revenues and ratable recognition of sales, both to build a more consistent financial model, but also to deliver the solutions that customers demand with today’s advanced technologies," said Mark Marron, president and CEO of ePlus. "We are seeing strong customer interest in our AI Ignite program and discovery services.  While these create nominal current revenue, they also are key to locking in future business opportunities and securing customer mindshare in this fast moving technology solution.

Given a hard compare, with last year’s first quarter growth of 25% due to supply chain easing, our first quarter net sales were down 5.2% and gross billings were down 1%.   Both the revenue and gross billings decline year over year is attributable to a more normalized supply chain, the absorption of prior purchases by our customers, product mix, and the ratable trend as noted above.  We do not see any long-term diminished demand for our products and services and our full year guidance remains unchanged.”

Mr. Marron continued, “We ended the quarter with a strong cash position of $350 million, providing ePlus the resources to invest in organic growth initiatives, continue our track record of strategic acquisitions, and increase shareholder returns through share repurchases.”

First Quarter Fiscal Year 2025 Results

For the first quarter ended June 30, 2024, as compared to the first quarter ended June 30, 2023:

Consolidated net sales decreased 5.2% to $544.5 million, from $574.2 million.

Technology business net sales decreased 5.3% to $535.5 million, from $565.7 million driven by lower product sales. Technology business gross billings decreased 1.0% to $833.7 million from $842.0 million.

Product sales decreased 8.2% to $457.3 million, from $498.2 million, due to decreases in net sales of cloud and networking products, offset by increases in net sales of collaboration and security products. Gross profit decreased 11.6% to $98.5 million, from $111.4 million last year, due to the reduction of product sales and a 90-bps decline in product margin to 21.5% from 22.4% last year, due to a shift in customer mix, offset by a larger proportion of third-party maintenance and services sold in the current quarter which are recorded on a net basis.

Professional service revenues increased 4.8% from last year to $37.3 million from $35.6 million.  Gross profit increased 5.0% and gross margins increased 10 bps to 41.5% from 41.4% last year.

Managed service revenues increased 28.0% to $40.9 million due to ongoing demand in these offerings, including Enhanced Maintenance Support, Cloud, and Service Desk services. Gross profit increased 31.0% from last year due to the scaled growth in these services resulting in a 70-bps gross margin improvement.

Financing business segment net sales increased 6.4% to $9.0 million, from $8.5 million due to increases in portfolio earnings. Gross profit in the financing business segment increased 20.8% to $7.7 million from $6.4 million last year.

Consolidated gross profit decreased 5.5% to $134.5 million, from $142.3 million. Consolidated gross margin was 24.7%, down 10 bps from last year’s 24.8%, due to lower product margin in our technology business.

Consolidated operating expenses were $99.0 million, up 3.2% from $95.9 million last year, primarily due to increases in salaries and benefits from additional headcount.  Our headcount at the end of the quarter was 1,907, up 54 from a year ago, including 28 employees from PEAK Resources, Inc. (“PEAK”) which we acquired in January 2024.

Consolidated operating income decreased 23.4% to $35.5 million. During the quarter ended June 30, 2024, we had other income of $2.1 million from interest income of $2.6 million offset by foreign currency transaction loss of $0.5 million. Earnings before tax decreased 19.3% to $37.5 million.

Our effective tax rate remained at 27.2% year over year.

Net earnings decreased 19.2% to $27.3 million from $33.8 million.

Consolidated adjusted EBITDA decreased 19.9% to $43.1 million from $53.9 million.

Diluted net earnings per common share was $1.02 for the first quarter ended June 30, 2024, compared with $1.27 for the first quarter ended June 30, 2023. Non-GAAP diluted net earnings per common share was $1.13 for the first quarter ended June 30, 2024, compared with $1.41 for the first quarter ended June 30, 2023.

Balance Sheet Highlights

As of June 30, 2024, cash and cash equivalents were $349.9 million, up from $253.0 million as of March 31, 2024, primarily due to improvements in working capital, offset by repurchases of our common stock.  Inventory decreased 36.2% to $89.1 million compared with $139.7 million as of March 31, 2024.  Total stockholders’ equity was $921.9 million, compared with $901.8 million as of March 31, 2024.  Total shares outstanding were 26.9 million and 27.0 million on June 30, 2024 and March 31, 2024, respectively.

Fiscal Year Guidance

ePlus is maintaining fiscal year 2025 guidance for net sales growth over the prior fiscal year of between 3% and 6%, and an adjusted EBITDA range of $200.0 million to $215.0 million.  ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to the ePlus’ results computed in accordance with GAAP.  Accordingly, the ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full year 2025 forecast.

Summary and Outlook

“Looking ahead, as we add new products and services and benefit from recent acquisitions, ePlus continues to be positioned to achieve top-line growth. Our business is supported by deep customer and channel relationships.  We have invested across the organization to strengthen our product and services offerings and to customize our solutions to meet the evolving needs of our customers. Our teams continue to execute well and operate efficiently with an unwavering commitment to superior customer service. These factors support our confidence in the underlying fundamentals of our business and our ability to deliver on our 2025 financial outlook and objectives.

“Additionally, our strong financial position provides us with considerable capital allocation options to drive long-term shareholder value, including the ability to expand our product offerings, make larger accretive acquisitions, and continue to return capital to shareholders through share repurchases. This flexibility, together with ongoing investments in differentiated capabilities, should enable us to build on our competitive advantage and advance our market positioning,” concluded Mr. Marron.
Recent Corporate Developments/Recognitions

•	In the month of July:
	o	Announced Storage-as-a-Service leveraging NetApp.
	o	IGXGlobal, a subsidiary of ePlus, began offering Storage-as-a-Service powered by Pure Storage.
•	In the month of June:
	o	Awarded the Lenovo U.S. Infrastructure Solutions Partner of the Year Award.
	o	Announced the launch of Azure Recover.
	o	Recognized as Juniper Networks 2023 Partner of the Year for Cloud Ready Data Center in both Worldwide and Americas Categories.
•	In the month of May:
	o	Named Growth Partner of the Year by Varonis.
	o	Earned a spot on CRN’s 2024 Solution Provider 500 List.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on August 6, 2024:

Date:	August 6, 2024
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay	https://events.q4inc.com/attendee/653117486

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	6593768# (live call and replay)

A replay of the call will be available approximately two hours after the call through August 13, 2024. A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a broad range of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, data center, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus’ more than 1,900 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with locations in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, X, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements," including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, exposure to fluctuation in foreign currency rates, interest rates, and inflation, including as a result of national and international political instability fostering uncertainty and volatility in the global economy, which may cause increases in our costs and our ability to increase prices to our customers, negative impacts to the arrangements that have pricing commitments over the term of the agreement, which may result in adverse changes in our gross profit; significant adverse changes in, reductions in, or loss of one or more of our larger volume customers or vendors; reliance on third-parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; our ability to remain secure during a cybersecurity attack or other IT outtage, including both disruptions in our or our vendors' or other third party’s Information Technology ("IT") systems and data and audio communication networks; our ability to secure our own and our customers' electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; the possibility of a reduction of vendor incentives provided to us; our dependence on key personnel and our ability to hire, train and retain qualified personnel by recruiting and retaining highly skilled, competent personnel, and vendor certifications; our ability to manage a diverse product set of solutions, including artificial intelligence (“AI”) products, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service, platform as a service and AI; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or delay completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; our inability to identify acquisition candidates, or perform sufficient due diligence prior to completing an acquisition, or failure to integrate a completed acquisition may affect our earnings; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2024	March 31, 2024
ASSETS

Current assets:
Cash and cash equivalents	$349,909	$253,021
Accounts receivable—trade, net	577,019	644,616
Accounts receivable—other, net	54,987	46,884
Inventories	89,134	139,690
Financing receivables—net, current	109,119	102,600
Deferred costs	59,985	59,449
Other current assets	23,951	27,269
Total current assets	1,264,104	1,273,529

Financing receivables and operating leases—net	85,032	79,435
Deferred tax asset	5,620	5,620
Property, equipment and other assets	94,417	89,289
Goodwill	161,508	161,503
Other intangible assets—net	40,292	44,093
TOTAL ASSETS	$1,650,973	$1,653,469

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$270,614	$315,676
Accounts payable—floor plan	119,511	105,104
Salaries and commissions payable	40,491	43,696
Deferred revenue	138,619	134,596
Non-recourse notes payable—current	29,898	23,288
Other current liabilities	29,103	34,630
Total current liabilities	628,236	656,990

Non-recourse notes payable—long-term	10,854	12,901
Other liabilities	89,955	81,799
TOTAL LIABILITIES	729,045	751,690

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,940 outstanding at June 30, 2024 and 26,952 outstanding at March 31, 2024	276	274
Additional paid-in capital	184,733	180,058
Treasury stock, at cost, 609 shares at June 30, 2024 and 447 shares at March 31, 2024	(35,746)	(23,811)
Retained earnings	770,317	742,978
Accumulated other comprehensive income—foreign currency translation adjustment	2,348	2,280
Total Stockholders' Equity	921,928	901,779
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,650,973	$1,653,469

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2024	2023

Net sales
Product	$466,349	$506,656
Services	78,189	67,519
Total	544,538	574,175

Cost of sales
Product	360,157	388,904
Services	49,900	42,998
Total	410,057	431,902

Gross profit	134,481	142,273

Selling, general, and administrative	93,608	90,298
Depreciation and amortization	4,819	4,792
Interest and financing costs	585	851
Operating expenses	99,012	95,941

Operating income	35,469	46,332

Other income (expense), net	2,073	190

Earnings before taxes	37,542	46,522

Provision for income taxes	10,203	12,675

Net earnings	$27,339	$33,847

Net earnings per common share—basic	$1.03	$1.27
Net earnings per common share—diluted	$1.02	$1.27

Weighted average common shares outstanding—basic	26,642	26,552
Weighted average common shares outstanding—diluted	26,801	26,648

Technology Business
	Three Months Ended June 30,
	2024	2023	Change
	(in thousands)

Net sales
Product	$457,312	$498,166	(8.2%)
Professional services	37,279	35,556	4.8%
Managed services	40,910	31,963	28.0%
Total	535,501	565,685	(5.3%)

Gross profit
Product	98,505	111,391	(11.6%)
Professional services	15,455	14,724	5.0%
Managed services	12,834	9,797	31.0%
Total	126,794	135,912	(6.7%)

Selling, general, and administrative	90,084	87,100	3.4%
Depreciation and amortization	4,819	4,764	1.2%
Interest and financing costs	-	550	(100.0%)
Operating expenses	94,903	92,414	2.7%

Operating income	$31,891	$43,498	(26.7%)
Gross billings	$833,708	$841,970	(1.0%)
Adjusted EBITDA	$39,501	$50,949	(22.5%)

Technology Business Gross Billings by Type
	Three Months Ended June 30,
	2024	2023	Change
	(in thousands)

Networking	$281,528	$276,645	1.8%
Cloud	241,274	258,924	(6.8%)
Security	151,883	147,343	3.1%
Collaboration	32,976	22,161	48.8%
Other	44,592	69,761	(36.1%)
Product gross billings	752,253	774,834	(2.9%)
Service gross billings	81,455	67,136	21.3%
Total gross billings	$833,708	$ 841,970	(1.0%)

Technology Business Net Sales by Type
	Three Months Ended June 30,
	2024	2023	Change
	(in thousands)

Networking	$234,740	$245,188	(4.3%)
Cloud	137,231	172,044	(20.2%)
Security	48,005	45,796	4.8%
Collaboration	20,899	12,956	61.3%
Other	16,437	22,182	(25.9%)
Total product	457,312	498,166	(8.2%)
Professional services	37,279	35,556	4.8%
Managed services	40,910	31,963	28.0%
Total net sales	$535,501	$ 565,685	(5.3%)

Technology Business Net Sales by Customer End Market
	Three Months Ended June 30,
	2024	2023	Change
	(in thousands)

Telecom, Media, & Entertainment	$117,553	$ 141,335	(16.8%)
Technology	109,106	73,403	48.6%
SLED	92,096	109,405	(15.8%)
Healthcare	75,280	86,656	(13.1%)
Financial Services	49,725	65,690	(24.3%)
All other	91,741	89,196	2.9%
Total net sales	$535,501	$ 565,685	(5.3%)

Financing Business Segment
	Three Months Ended June 30,
	2024	2023	Change
	(in thousands)

Portfolio earnings	$4,161	$3,073	35.4%
Transactional gains	1,293	1,279	1.1%
Post-contract earnings	3,315	3,634	(8.8%)
Other	268	504	(46.8%)
Net sales	9,037	8,490	6.4%

Gross profit	7,687	6,361	20.8%

Selling, general, and administrative	3,524	3,198	10.2%
Depreciation and amortization	-	28	(100.0%)
Interest and financing costs	585	301	94.4%
Operating expenses	4,109	3,527	16.5%

Operating income	$3,578	$2,834	26.3%
Adjusted EBITDA	$3,642	$2,930	24.3%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Adjusted EBITDA for business segments, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income (expense). Adjusted EBITDA presented for the technology business segments and the financing business segment is defined as operating income calculated in accordance with US GAAP, adjusted for interest expense, share-based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing business segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,
	2024	2023
	(in thousands)

Consolidated

Net earnings	$27,339	$33,847
Provision for income taxes	10,203	12,675
Depreciation and amortization [1]	4,819	4,792
Share based compensation	2,855	2,205
Interest and financing costs	-	550
Other expense, net [2]	(2,073)	(190)
Adjusted EBITDA	$43,143	$53,879

Technology Business Segment
Operating income	$31,891	$43,498
Depreciation and amortization [1]	4,819	4,764
Share based compensation	2,791	2,137
Interest and financing costs	-	550
Adjusted EBITDA	$39,501	$50,949

Financing Business Segment
Operating income	$3,578	$2,834
Depreciation and amortization [1]	-	28
Share based compensation	64	68
Adjusted EBITDA	$3,642	$2,930

	Three Months Ended June 30,
	2024	2023
	(in thousands)
GAAP: Earnings before taxes	$37,542	$46,522
Share based compensation	2,855	2,205
Acquisition related amortization expense [3]	3,750	3,469
Other (income) expense [2]	(2,073)	(190)
Non-GAAP: Earnings before provision for income taxes	42,074	52,006

GAAP: Provision for income taxes	10,203	12,675
Share based compensation	799	607
Acquisition related amortization expense [3]	1,047	952
Other (income) expense, net [2]	(580)	(52)
Tax benefit (expense) on restricted stock	308	137
Non-GAAP: Provision for income taxes	11,777	14,319

Non-GAAP: Net earnings	$30,297	$37,687

	Three Months Ended June 30,
	2024	2023

GAAP: Net earnings per common share – diluted	$1.02	$1.27

Share based compensation	0.08	0.06
Acquisition related amortization expense [3]	0.10	0.09
Other (income) expense, net [2]	(0.06)	-
Tax benefit (expense) on restricted stock	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.11	0.14

Non-GAAP: Net earnings per common share – diluted	$1.13	$1.41

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Legal settlement, interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.

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